Exhibit 99.1

Magnolia Oil & Gas Corporation Appoints David Khani to its Board of Directors

HOUSTON, TX, February 6, 2024 – Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced that its board of directors (the “Board”) has increased the size of the Board from seven to eight directors and has appointed David Khani as an independent director of the Board, effective immediately. Mr. Khani will serve as a member of the Audit Committee.

“We are very honored to welcome Dave to our Board of Directors,” said Dan Smith, Chairman of the Board. “Dave’s deep industry knowledge and experience across the energy and natural resources spectrum, coupled with his financial and capital markets expertise, will be a valuable asset to Magnolia and our shareholders.”

Mr. Khani served as Chief Financial Officer of EQT Corporation, a leading independent U.S. natural gas producer with an asset base in the core of the Appalachian Basin (“EQT Corp.”), from January 2020 until July 2023. Prior to joining EQT Corp., Mr. Khani served as the Executive Vice President and Chief Financial Officer of CONSOL Energy, an energy company whose businesses during his tenure included natural gas, exploration and production, and coal mining (“CONSOL”), from March 2013 to December 2019, and as Vice President, Finance at CONSOL from September 2011 to March 2013. During his time at CONSOL, Mr. Khani also held chief financial officer and board member roles at CONSOL affiliates, including at CNX Midstream Partners LLC (formerly, CONE Midstream LLC), a joint venture with Noble Energy. Mr. Khani spent the first 18 years of his career at various investment banking and capital market firms, including FBR & Co., Prudential Financial, Inc., and Lehman Brothers, Inc. Mr. Khani holds a B.A. in biological sciences from State University of New York—Binghamton and an M.B.A. in corporate accounting and finance from the University of Rochester. He has been a chartered financial analyst (CFA) for 25 years.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre-tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Contacts for Magnolia Oil & Gas Corporation

Investors	Media

Tom Fitter	Art Pike
(713) 331-4802	(713) 842-9057
tfitter@mgyoil.com	apike@mgyoil.com